             U.S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                            FORM S-1
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        SKINVISIBLE, INC.
    ------------------------------------------------------
    (Exact name of Registrant as specified in its charter)

NEVADA                                   88-0344219
-------------------------------          ----------------------
(State or other jurisdiction of          (IRS Employer
incorporation or organization)           Identification Number)

Terry Howlett                            File No. ___________
6320 S. Sandhill Road, Suite 10
Las Vegas, Nevada                        89120
-------------------------------          ----------
(Name and address of principal           (Zip Code)
executive offices and agent for service
of process

Registrant's telephone number, including area code:   (702) 433-7154

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration
Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933, check the following box.                | X |

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration
statement number of the earlier effective registration statement
for the same offering.                                              |__|

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.             |__|

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.             |__|

If delivery of the prospectus is expected to be made pursuant to
Rule 434, check the following box.                                  |__|

               CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------
TITLE OF EACH         		PROPOSED   PROPOSED
CLASS OF 				MAXIMUM    MAXIMUM
SECURITIES             		OFFERING   AGGREGATE   AMOUNT OF
TO BE        AMOUNT TO BE     PRICE PER  OFFERING    REGISTRATION
REGISTERED   REGISTERED		UNIT (1)   PRICE (2)   FEE (2)
--------------------------------------------------------------------------
Common Stock 2,537,500        $2.25      $5,709,375  $1,587.21
--------------------------------------------------------------------------
(1) Based on closing sales price on March 9, 2000.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
(3) This includes: (a) 1,450,000 shares held by the selling shareholders; and (b) 1,087,500 shares underlying warrants that are held by the selling shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                     COPIES OF COMMUNICATIONS TO:
                         Michael A. Cane, Esq.
                101 Convention Center Dr., Suite 1200
                          Las Vegas, NV 89109
                            (702) 312-6255

        SUBJECT TO COMPLETION, Dated March 13, 2000

                         PROSPECTUS

                     SKINVISIBLE, INC.
                   Up to 2,537,500 SHARES
                       COMMON STOCK

                     ----------------

The selling shareholders named in this prospectus are selling all of the shares of common stock sold through this prospectus. See the section entitled "Selling Shareholders."

Our common stock is currently traded on the National Association of Securities Dealer's over-the-counter bulletin board system. The closing price of the stock on March 9, 2000 was $2.25 per share.


                     ----------------

The purchase of the securities offered through this prospectus involve a high degree of risk. See section entitled "Risk
Factors" on pages 4 -8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

----------------



The Date Of This Prospectus Is:    March 13, 2000

                           TABLE OF CONTENTS

                                                                   PAGE
Summary.............................................................. 3

Risk Factors......................................................... 4

Use of Proceeds...................................................... 9

Determination of Offering Price...................................... 9

Dilution............................................................. 9

Price Range Of Common Stock And Dividend Policy...................... 9

Selected Consolidated Financial Data................................. 9

Selling Shareholders................................................. 10

Plan of Distribution................................................. 16

Description of Securities to Be Registered........................... 18

Interests of Named Experts and Counsel............................... 18

Description of Business.............................................. 18

Management's Discussion and Analysis of Financial Condition and
    Results of Operations............................................ 26

Management........................................................... 28

Security Ownership Of Certain Beneficial Owners and Management....... 30

Certain Relationships and Related Transactions....................... 31

Legal Matters........................................................ 32

Experts.............................................................. 32

Available Information................................................ 33

Index to Financial Statements........................................ 34

                             SUMMARY

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

We are in the business of developing, manufacturing and selling skin protection products designed to control the effects of occupational hand disease, as well as to prevent contamination. We have completed the development of our basic products, but continue to research and develop potential additional products.

Our principal executive offices are at 6320 S. Sandhill Road, Suite 10, Las Vegas, Nevada, 89120 (telephone no.: (702) 433-7154).

On October 15, we began selling 1,450,000 shares of our common stock to investors in a private offering at $2.25 per share. Each investor who purchased shares in this offering also received a warrant to purchase one share of common stock for every two shares of common stock purchased. The exercise price of these warrants is $2.25 per share if exercised on or before October 15, 2000, and $3.00 per share if exercised after that date but before close of business on October 15, 2001. All warrants issued must be exercised on or before October 15, 2001.

We eventually sold 1,450,000 shares of common stock and issued
1,087,500 warrants, including 362,500 warrants to brokers and finders for their services in selling the stock. See the section entitled "Description Of Securities To Be Registered."

As part of this offering, we also signed and agreed to a registration rights agreement in which we are obligated to register all shares of common stock sold in the offering and any shares of common stock issuable upon exercise of the warrants. See the section entitled "Security Ownership of Certain Beneficial Owners and Management" - "Registration Rights" for a discussion of the registration rights agreement.

The common stock offered by the selling shareholders through this prospectus is the common stock they purchased in the offering and the common stock underlying their warrants. We are filing this registration statement in order to satisfy our obligation to the selling shareholders under the registration rights agreement.

Securities Being Offered: Up to 2,537,500 shares of common stock, See Section entitled "Description Of Securities To Be Registered."

Securities Issued And to be Issued: As of the date of this prospectus, we have 11,670,333 shares of common stock issued and outstanding. In addition, we have warrants issued that may be converted into 1,087,500 shares of common stock. Therefore, upon conversion of these warrants, there could be as many as 12,757,833 shares of common stock issued and outstanding. Existing shareholders will sell all of the common stock sold under this prospectus. See Section entitled "Description Of Securities To Be Registered".

Use of Proceeds: We will not receive any proceeds from the sale of the common stock by the selling shareholders. See "Use Of
Proceeds."

                          RISK FACTORS

An investment in the securities offered through this prospectus is highly speculative and subject to a high degree of risk. Only those who can bear the risk of loss of their entire investment should participate. Prospective investors should carefully consider the following factors, among others, before making an investment in the common stock described in this document.

If We Do Not Get Additional Financing, There is a High Risk that
Our Business May Fail.

While we have just completed a financing through the sale of common stock, we will not be able to fully expand or operate our business as planned without obtaining additional financing within the next few months. If this financing is not available or obtainable, investors may lose a substantial portion or all of their investment and our business may fail. We currently have no immediate means for obtaining this additional financing. Consequently, we cannot assure investors that additional financing, when necessary, will be available on acceptable terms, or at all.

Because We Are a New Venture with Little Experience in the
Operation of Our Business and Sale of Our Products, There is a High Risk that Our Business May Fail.

We were only recently incorporated, and, to date, have been involved primarily in organization and product development. Moreover, to the extent we have developed and implemented sales and marketing plans for our products over the past year, our efforts have failed almost completely. Potential investors should be aware that there is a substantial risk of failure associated with new businesses because of problems encountered in connection with their formation and operation. These problems include, but are not limited to:

(1)	problems relating to the marketing and sale of a new product in the marketplace;

(2)	the entry of new competition; and

(3)	unknown or unexpected additional costs and expenses that may exceed current estimates.

We have only a limited operating history upon which to base any projection of the likelihood our marketing and sales efforts will prove successful in the future, and thus we cannot assure potential investors that we will achieve profitable operations.

Because Our Products are New and Untested in the Market Place,
There is a Risk They Will Not Sell in Sufficient Quantities or Fast Enough to Support Business Operations.

Over the past year, as we have introduced our products to the marketplace, we have faced a number of problems in generating sales and have, as a result, failed to sell a significant volume of our products. We have thus incurred large losses and have made several changes in our marketing and sales plans. While we hope to sell our products in greater volume in the future, we cannot provide any assurance of such a result; nor can we predict the volume of sales that will occur or even if sales will be sufficient to support future operations. Numerous factors beyond our control may effect the marketability of our products. These factors include:

1. consumer demand;
2. competition;
3. market fluctuations;
4. the proximity and capacity of suppliers; and
5. government regulations, including regulations relating to:
   (a) food and drug administration
   (b) prices,
   (c) taxes,
   (d) royalties,
   (e) importing of products,
   (f) exporting of products, and
   (g) environmental controls.

The exact effect of these factors cannot be accurately predicted, but may result in our not receiving an adequate return on invested capital.

If  Our Products Prove to be Defective,  We Will Be Liable for
Resulting Losses Which May Cause the Business to Fail.

We have only a small track record upon which to evaluate the use and effects of our products in actual use on consumers. We can provide no assurance that our product line will operate as designed or not cause injury to persons. For example, someone may have an allergic reaction or sustain injury in some other way after using our hand care products and then seek to hold us responsible for losses incurred as a result. In such a case, we may experience losses, or, in severe cases, be unable to continue operations.

Because The Hand Care Products Industry is Extremely Competitive,
There is a Risk that Products Developed by Competitors Will Reduce Our Profits or Force Us Out of Business.

Competition among hand care products is strong and presents a significant barrier to entry by new products such as the ones we produce. Consumers tend to purchase and use products produced or distributed by manufacturers with recognizable names. We have not yet developed such a recognizable name in the marketplace. In addition, we have identified a number of competitors who offer products that appear substantially similar to ours, a number of which are significantly larger and more experienced in the pharmaceutical marketplace than us. Furthermore, we continually face competition from companies that currently market, or are developing products similar to those we offer. Many of these companies have significantly greater marketing, financial and managerial resources than we do. In the face of such competition, our products may become obsolete and our business may fail.

Because Our Products Are Used by Consumers, we may be Subject to
Potential Product Liability Claims.

Since we manufacturer and develop hand care products that are sold and used by consumers, and, in particular, applied directly to an individual's skin, we may be named as a defendant in a product liability claim. While we currently maintain insurance in amounts we believe are adequate to cover such potential claims, a judgment however could be awarded that exceeds the insurance limits. Judgments against us with respect to all such claims in the future could have an adverse effect on our financial condition, results of operations and cash flow.

If Our Stock is De-listed, There is a High Risk that the Market
Value of our Stock Would Decline and We and Investors Would Suffer
Other Problems.

In order for our shareholders to sell their common stock through the NASD Over-The-Counter Bulletin Board Market, we must continue to meet the Bulletin Board's listing qualifications. De-listing from the Bulletin Board or other market could cause, among other things:

1. a decline in the market price of the common stock;
2. difficulty in obtaining future financing;
3. difficulty in using common stock as consideration for acquisitions; and
4. difficulty among investors in selling their stock

Because We Are a New, Small Company With an Untested Market, The
Price of Our Stock is Very Volatile and May Decline.

Recently, the stock market in general, and the shares of health and hand care companies in particular, have experienced significant price fluctuations. These broad market and industry fluctuations may cause the market price of our common stock to decline dramatically. Factors such as quarterly fluctuations in results of operations, the timing and terms of future acquisitions and general conditions in the hand care industry may have a significant impact on the market price of the stock. As a new small company, we are particularly susceptible to such fluctuations in stock price.

Because of the Nature of Our Products, We May Be Subject to
Government Regulations or Laws that Increase Our Costs of
Operations or Decrease Our Ability To Generate Income.

We are subject to United States and international laws and regulations regarding the development,
production, transportation and sale of our products.   As a result,
we may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. Such potential regulatory conditions or compliance with such regulations may increase our cost of operations or decrease our ability to generate income.

If the FDA or Others Were to Take Action Against Us, We Could be
Fined or Incur Significant Expenses in Defending Ourselves Against Claims of Product Misbranding

Our product, as currently labeled, is not in compliance with US
Federal Food and Drug Administration requirements. Our consultants have only recently alerted us to this issue and we are currently taking action to alleviate the problem. If however, the FDA or other agencies or individuals were to take action against us for such acts, we could be fined and incur significant expenses in defending ourselves.

If the Selling Shareholders Sell a Large Number of Shares All at
Once or In Blocks, The Market Price of Our Shares Would Most Likely
Decline.

The selling shareholders are offering all of the common stock offered through this prospectus. The selling shareholders are not restricted in the price they can sell the common stock. Shares sold at a price below the current market price at which the common stock is trading may cause that market price to decline. The outstanding shares of common stock covered by this prospectus and the shares of common stock covered by this prospectus that are issuable upon the exercise of our warrants, represent 19.89% of the shares that would be outstanding if these warrants were exercised as of February 29, 2000.

If the Selling Shareholders Exercise Their Warrant Rights, The
Ownership Percentage Interest Of Existing Shareholders Will Be
Diminished and The Price of Our Stock May Decline.

We have issued warrants to purchase 1,087,500 shares of common stock at a price of $2.25 per share if exercised on or before October 15, 2000, and $3.00 per share if exercised after that date but before close of business on October 15, 2001. Investors could experience substantial dilution of their ownership percentage upon exercise of these warrants. Moreover, investors would experience a similar effect upon the exercise of the 1,292,167 stock options that we have issued.

In addition, investors should be note that the exercise price of the warrants and options will often at the time of exercise be below the market price of the common shares. The exercise of such a large amount of stock, especially if close in time, may have a substantial negative effect on the market price of the common stock.

If We are Unable to Maintain the Effectiveness of this Registration Statement, We Will Be Subject to Substantial Penalties.

We are subject to a registration rights agreement that requires us to register certain of our common stock with the Securities Exchange Commission. Under this agreement, we must also maintain this registration until all of the covered securities are sold or can be sold publicly without benefit of the registration. If we are unable to obtain or maintain this registration, we will be subject to substantial monetary penalties.

If We Are Unable to Protect Our Technology From Use By Competitors, There is a Risk that We Will Sustain A Substantial Loss

Our success will depend, in part, on our ability to obtain and enforce intellectual property protection for our technology in both the United States and other countries. As of January 2000, we filed a patent applications in the United States Patent and Trademark Office. We have not, as yet, received a response back from the government regarding this application and cannot provide investors with any assurance that any patent will ever be issued or that we will be able to protect the key aspects of our technology. In addition, we cannot assure investors that any intellectual property rights eventually issued or exerted by us will not be challenged, invalidated or circumvented, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to ours. Furthermore, if an action is brought, a court may find that we have infringed on patents owned by others. We may have to go to court to defend our rights or products, to prosecute infringements, or to defend ourselves from infringement claims by others. We are, however, not aware of any such litigation at this time.

Patent litigation is expensive and time-consuming, and well-funded adversaries can use such actions as part of a strategy for depleting the resources of a small company such as ours. We cannot assure investors that we will have sufficient resources to successfully prosecute our interests in any such litigation that may be brought.

If We lose Key Personnel or Management, We May Lose Business Sales or Be Unable to Otherwise Fully Operate Our Business.

Due to the highly technical nature of our business, we are dependent on certain key personnel, specifically James Roszell, our chief chemist. We depend on the principal members of our management staff, the loss of any of whom could impair the development or sale of our products and projects. Our success will be largely dependent on the decisions made by members of management. Furthermore, we may depend on our ability to attract and retain additional qualified personnel to manage certain
business interests.   We may have to recruit qualified personnel
with competitive compensation packages, equity participation and other benefits which may reduce the working capital available for our operations. Management may also seek to obtain outside independent professionals to assist in assessing the merits and risks of any business proposals as well as assisting in the development and operation of any projects.

Because Forward Looking Statements are Inherently Unreliable,
Investors Should Not Rely on Such Assessments In Making Their
Investments Decisions.

The information contained in this section and elsewhere may at times represent our best estimates of our future financial and technological performance, based upon assumptions believed to be reasonable. We make no representation or warranty, however, as to the accuracy or completeness of any of these assumptions, and nothing contained in this document should be relied upon as a promise or representation as to any future performance or events. Our ability to accomplish our objectives, and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained.
 Some of these factors are within the discretion and control of management and others are beyond management's control. Our management considers the assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained in this document to be reasonable; however, we cannot assure investors that any projections or assessments contained in this document, or otherwise made by management, will be realized or achieved at any level. Prospective investors should have this prospectus reviewed by their personal investment advisors, legal counsel or accountants to properly evaluate the risks and contingencies of purchasing our common stock.

                         USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                DETERMINATION OF OFFERING PRICE

The offering price of the common stock will not be determined by us but by market factors and the independent decisions of the selling shareholders. See section entitled "Selling Shareholders".


                            DILUTION

As of February 29, 2000, 11,670,333 shares of our common stock were issued and outstanding.

We have issued warrants to purchase 1,087,500 shares of our common stock which if exercised would represent 8.52% of our total outstanding common stock and have the effect of diluting the ownership interest of existing shareholders.

         PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the OTC Bulletin Board under the symbol "SKVI". Our shares began trading on January 8, 1999. The high and the low bids for our shares for each quarter of actual trading were:

Quarter                  High         Low
----------------        -----       -----
1st Quarter 1999        $5.25       $1.50
2nd Quarter 1999        $5.59       $4.00
3rd Quarter 1999        $5.25       $2.50
4th Quarter 1999        $3.69       $2.25
1st Quarter 2000		$4.13       $2.13

The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

As of February 29, 2000, we had approximately 84 registered shareholders. We have never issued any dividends and are not likely to do so in the near future. There are no legal restrictions on our ability to pay dividends on our common stock.

              SELECTED CONSOLIDATED FINANCIAL DATA

The following table provides a summary of certain of our financial data for the years 1998 and 1999. The information provided in this table is qualified by the more complete information contained in the audited and un-audited consolidated financial statements provided later in this document.

All amounts shown below, unless otherwise noted, are in $1000s increments.

                                             1999           1998
                                             ----           ----
Total Revenue                                 169             12

Operating Income (loss)                     (2885)         (1274)

Income (loss) before
Income Tax Expense                          (2885)         (1274)

Net Income (loss)                           (2885)         (1274)

Income (loss) per share                      (.28)          (.16)

Total assets                                 2674            528

Current portion of notes
Payable and L/T debt                          726            725

Accounts Payable &
Accrued Expenses                              103            124

Notes payable and L/T debt.
Less Current portion                            0              0

Total Shareholder
Equity (deficit)                             1845           (312)

Dividends declared and
Paid                                            0              0
-----------

                      SELLING SHAREHOLDERS

The common stock offered through this prospectus consists of:

* 1,450,000 outstanding shares of common stock that were sold to the selling shareholders by us through a private placement exempt under Rule 506 of Regulation D of the US
      Securities Act of 1933; and

* 1,087,500 shares of common stock underlying warrants issued to the selling shareholders.

The following table provides as of February 29, 2000, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

*     the shares they owned prior to this offering;
* the total number of shares that are to be offered for each, including warrant shares;
* the total number of shares that will be owned by each upon completion of the offering;
*     the percentage owned by each; and
*     the name of specific beneficial owner(s) of any corporate shareholders.

                                               TOTAL
                      SHARES    TOTAL NUMBER   SHARES TO
                      OWNED     OF SHARES TO   BE OWNED
                      PRIOR BE  OFFERED FOR    UPON COM-
NAME OF               TO THIS   SELLING        PLETION OF
SELLING   	          OFFER-    SHAREHOLDERS   THIS        PERCENT   BENEFICIAL
STOCKHOLDER           ING(1)    ACCOUNT(2)     OFFERING    OWNED(3)  OWNERS
---------------       --------  -------------  ----------  --------  ----------
J.W.C. Van Tintelen
Kreitenborg 7,
Zevenbergen, 4761 ST,
Netherlands           NIL        7,500          NIL          >1%

J.J. Laeven
Peperstraat 26,
Bruchem 5314 AN,
Netherlands           NIL      100,500          NIL          >1%

J. Roos
Ripperdapark 23,
Haarlem 2011 KD,
Netherlands           NIL       15,000          NIL          >1%

A.C. Van Rhee
Merellaan 12,
Lieshout 5737 PK,
Netherlands           NIL        7,500          NIL          >1%

K. Van 't Blik
Sterkenburglaan 12,
Arnhem 6825 AAJ,
Netherlands           NIL       15,000          NIL          >1%

P.W.R. Hazeleger
Rubenslaan 165,
Ede 6717 VE,
Netherlands           NIL       45,000          NIL          >1%

F. Pronk
A. van Lieropstraat 31,
Steenergen 4651 ZX,
Netherlands           NIL       15,000          NIL          >1%

L.H. Heimans
Eusebiusplein 3,
Arnhem 6811 HE,
Netherlands           NIL       15,000          NIL          >1%

AAA Trust
Postbus 3272,
Amsterdam 1001 AB,
Netherlands           NIL      306,000          NIL        2.62%  A. deHaan

R. de Groot
Roekstraat,
Leeuwarden 8916 AK,
Netherlands           NIL        7,500          NIL          >1%

C. van der Waal
Brederode 6,
Landsmeer 1121 CW,
Netherlands           NIL       15,000          NIL          >1%

J.J. Eekhof
Straatweg 193,
Rotterdam 3054 AD,
Netherlands           NIL       67,500          NIL          >1%

M. Groenewold
Beatrixlaan 29,
Ede 3045 PR,
Netherlands           NIL       15,000          NIL          >1%

R.F.A. Talan
Brederode 4,
Duiven 6922 BM,
Netherlands           NIL        9,000          NIL          >1%

W.M. Pieters
A. van den Sandelaan 59,
Schilde 2970,
Belgium               NIL       15,000          NIL          >1%

P. Spanjaard
Weissenbruchstraat 16,
Arnhem 6813KK,
Netherlands           NIL       15,000          NIL          >1%

J. Marinc
Louisahoeve 36,
Hoofddorp 2131 MR,
Netherlands           NIL        7,500          NIL          >1%

E.M. Sijpkens
Hollandseweg 378,
Wageningen 6705 BE,
Netherlands           NIL       30,000          NIL          >1%

L. Van 't Riet
Oude Veleperweg 9,
6824 HA, Arnhem,
Netherlands           NIL       30,000          NIL          >1%

H. Veenendaal
Rijmland 12, 6865 TJ,
Doorwerth,
Netherlands           NIL       45,000          NIL          >1%

Finles Vermogensbeheer B.V.
Van Sijpesteijnkade 23,
3500 GP Utrecht,
Netherlands           NIL      150,000          NIL        1.29%  Van
                                                                  Loosbroek

P. Meij van der
Krimkade 37, 2251 jw,
voorschoten,
Netherlands           NIL       150,000          NIL       1.29%

M. Perridon
Straatweg117, 3054 AC,
Rotterdam,
  Netherlands         NIL        67,500          NIL         >1%

Choppinet SPRL
Av. W Churchill 22,
B-1180, Bruxelles,
Netherlands           NIL       120,000          NIL       1.03%  M. Jaz

J. Mellegers
M. Hobbemastr 18,
2102 BK,
Heemstede,
Netherlands           NIL        30,000          NIL         >1%

Rush & Co.
PO Box 7678,
Doha, Qater           NIL       150,000          NIL       1.29%   George
                                                                   Saliba
                                                                   Rizk

Zellinvest SA
3 Rue Albert Gos,
PO Box 74,
CH 1211 Geneva 25,
Switzerland           NIL        37,500          NIL         >1%	 Fred
                                                                   Zellweger

Monique Steinbruchel(4)
Rue de l'Arquebuse 8,
Case Postal 5359,
1211 Geneva,
Switzerland           NIL        15,000          NIL         >1%

KBW Wesselius
  EffectenBank NV
PO Box 328,
1000 AH Amsterdam     NIL        37,500          NIL         >1%  Richard
                                                                  ten Cate

Bruce Elliott
Rue de l'Arquebuse 8,
Case Postal 5359,
1211 Geneva,
Switzerland           NIL         45,000          NIL        >1%

J. Veenendaal
Menthenberseweg 55,
Arnhem 6816 PR        NIL         46,500          NIL        >1%
Netherlands

M.A.L.M. Willems
Celebesstraat 75,
'S Gravenhage 2585 TG NIL         15,000          NIL        >1%
Netherlands

Regenboog Beheer B.V.
Weissenbruchstraat 23,
Arnhem 6813 KJ        NIL         30,000          NIL        >1%  L.J.
Netherlands                                                       Bistenbosch

L.L. Cosman
Esmoriteitschouw 58,
Zoetermeer 2726 KK    NIL          4,500          NIL        >1%
Netherlands

E.G. Jansse
Kraanvogelstraat 34,
Delft 2623 MZ         NIL          6,000          NIL        >1%
Netherlands

M.A. van Zijl
Aquamarijin 6,
Mijdrecht 3641 XG     NIL          15,000          NIL       >1%
Netherlands

A.T.M. Buisman
Johanniterlaan 7,
Harderwijk 3841 DS    NIL          30,000          NIL       >1%
Netherlands

J.I.E.M. Nouwens
Braakdonk 5,
Breda 4824 DX         NIL           7,500          NIL       >1%
Netherlands

B.D. Schot
Nieuwe Haven 93,
Zierikzee 4301 DK     NIL           7,500          NIL       >1%
Netherlands

J.J.M. Schouten
Loolaan 96,
Voorburg 2271 TP      NIL          10,500          NIL       >1%
Netherlands

van Hoeken-Korink
Vriezekoop 71,
Leimuiden 2451 CR     NIL           7,500          NIL       >1%
Netherlands

I. Veenendaal
Menthenberseweg 55,
Arnhem 6816 PR        NIL           1,500          NIL       >1%
Netherlands

R. Veenendaal
Menthenberseweg 55,
Arnhem 6816 PR        NIL           1,500          NIL       >1%
Netherlands

Samuel D'Amato
887 North Maple
  Street,
Ephrata, PA
  17522 USA           NIL          30,000          NIL       >1%

Frances Landau Trust
17728 Buckingham,
Boca Raton, FL
  33496 USA           NIL          15,000          NIL       >1%  W. Landan

Mitchel Kobrau
7523 NW 64 Terrace,
Parkland, FL
  33067 USA           NIL          30,000          NIL       >1%

Michael Pruitt
11502 Stonebriar
  Drive,
Charlotte, NC
  78277 USA           NIL          15,000          NIL       >1%

James Haberman
38 Kenwood Drive,
Tenafly, NJ 07670
  USA                 NIL          15,000          NIL       >1%

Digital Criteria
  Technology
21 Chipstead Road,
Don Mills, ON
M3B 3E5 Canada        NIL           7,500          NIL       >1%  L. Dreye

373823 Ontario Ltd
21 Chipstead Road,
Don Mills, ON
M3B 3E5 Canada        NIL           7,500          NIL       >1%  L. Airesgil

Nico Pronk
1140 SW 21st Ave.,
Boca Raton. FL
33486 USA             NIL          90,000          NIL       >1%  A.R.
                                                                  Catinella
570 Golden
  Harbour Dr.,
Boca Raton, FL
  33432 USA           NIL          15,000          NIL       >1%

Anthony Vespucci
  Trust
4740 S. Ocean Blvd.,
Apt. 1515, Highland
  Beach,
FL 33487 USA          NIL          60,000          NIL       >1%  Anthony
                                                                  Vespucci

Ormond Trust
Lister House,
  TheParade,
St. Helier,
  Jersey C.I.
Cannel Islands,
  JE2 3QQ             NIL          60,000          NIL       >1%  Jane Dee
                                                                  European
                                                                  Trust
                                                                  Co. Ltd

Finles
  Vermogensbeheer BV
Van
  Sijpesteijnkade 23,
3500 GP Utrecht
  Netherlands         NIL          15,000          NIL       >1%

Sander Brouwer
deDors5,
  1852 AG Heiloo,
Netherlands           NIL           7,500          NIL       >1%

P8 Automation
  Holding BV
Bauggensingel
  Zuid 8,
3823 BK
  Amersfoort,
Netherlands           NIL           6,000          NIL       >1%  R. Peet

Kess Voss
Snelleveldplein 4,
1107 VZ Amsterdam,
Netherlands           NIL           1,500          NIL       >1%

John McCallum
61 Kilworth Park Dr.
RR#3
Komoka Ont.
Canada N06 1R0     20,000          36,750       20,000       >1%

Uli Finance SA(4)
Rue de l'Arquebuse 8,
Case Postal 5359,
1211 Geneva,
Switzerland       300,000(4)       47,500      300,000     2.98%  J. Stein-
                                                                  bruchel

Noble Financial
  Group
Boca Corporate
  Plaza
1801 Clint Moore Rd.,
  Suite 110
Boca Raton, FL
  33487               NIL          57,500          NIL       >1%  Nico
                                                                  Pronk(5)

Van Ernst Jakobs NV
Parnasuweg 103,
107 De Amsterdam KVK
Amsterdam NR          NIL         252,250          NIL     2.16%  Ron
                                                                  Pieters
------------------------------------------------------------------------------
(1) Except as otherwise noted, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares.
(2) Assumes that none of the selling shareholders sells shares of common stock not being offered hereunder or purchases additional shares of common stock.
(3) Based on 11,670,333 shares outstanding on February 29, 2000.
(4) Monique Steinbruchel is the wife of Jost Steinbruchel, and Uli
Finance SA is a business owned by Jost Steinbruchel who is one of our directors. The 300,000 shares previously owned are owned in Jost Steinbruchel's own name.
(5) Owns 90,000 shares in his personal name that is being offered in this offering.

None of the selling shareholders or their beneficial owners have had a material relationship with us other than as a shareholder as noted above at any time within the past three years.

                     PLAN OF DISTRIBUTION

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may sell some or all of the common stock in one or more transactions, including block transactions:

(1)	on the NASD Over-the-Counter Bulletin Board, or on such
other market on which the common stock may from time to time be trading;
(2)	in privately negotiated transactions;
(3)	through the writing of options on the common stock;

(4)	in short sales; or
(5)	in any combination of these methods of distribution.

The sales price to the public may be:

(1)	the market price prevailing at the time of sale;
(2)	a price related to such prevailing market price; or
(3)	such other price as the selling shareholders determine
from time to time.

The common stock may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders, or their respective pledgees, donees, transferees or other successors in interest, may also sell the common stock directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will pay the usual and customary brokerage fees . Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are not affiliated with us. Such partners may, in turn, distribute such shares as described above. We are not certain whether the selling shareholders will sell all or even a portion of their common stock.

We are bearing all costs related to the registration of the common stock. All commissions or other fees payable to brokers or dealers in connection with any sale of the common stock will be borne by the selling shareholders or other party selling such common stock.


The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter under the Securities Act, it must comply with applicable law and may, among other things:

(a) not engage in any stabilization activities in connection with our securities;

(b) furnish each broker or dealer through which common stock may be offered such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

(c) not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

         DESCRIPTION OF SECURITIES TO BE REGISTERED

We have 100,000,000 authorized common shares with a par value of $0.001 per share of common stock, of which 11,670,333 are currently outstanding, including the 1,450,000 shares issued to the selling shareholders.

We also have outstanding options to purchase 380,167 shares of common stock at a price of $1.50 per share, 300,000 shares at $1.65 per share and 612,000 shares at $2.50 to $4.00 per share under our incentive stock option plan dated January 8, 1999. These option shares are not being registered by this registration statement.

Holders of our common stock are entitled to one vote for each share on all matters voted on by the shareholders. They do not have cumulative voting rights in the election of directors or for any
other purpose.   The last meeting of shareholders was held in
December 22, 1999.

Holders of our common stock do not have pre-emptive rights, or any subscription, redemption or conversion privileges; but they are entitled to participate ratably in dividends as declared by the board of directors, and in the distribution of assets in the event of liquidation or dissolution.

            INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of it or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Michael A. Cane of Cane & Company, LLC, our independent legal counsel, has provided an opinion on the validity of our common stock.

                    DESCRIPTION OF BUSINESS

Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those that are projected or suggested. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested may be identified from time to time in our public filings and announcements.

Corporate History and Subsidiaries

We were incorporated in Nevada on March 6, 1998 under the name
"Microbial Solutions, Inc.".  On

February 26, 1999, we filed an amendment to our articles of incorporation changing our corporate name to "Skinvisible, Inc."

We carry on our basic business operations, including all research, development and manufacturing of our products, through a wholly owned subsidiary, Skinvisible Pharmaceuticals, Inc., a Nevada Corporation formed on June 30, 1995 under the name Manloe Labs Inc.
 We also have two other wholly owned subsidiaries that are largely inactive. They are:

Name of Subsidiary                  Date of             Jurisdiction of
                                    Incorporation       Incorporation
------------------                  -------------       ---------------

Skinvisible International, Inc.     February 22, 1999   Nevada

Skinvisible Pharmaceuticals
  (Canada) Inc.                     October 20, 1998    Canada (federal)


Acquisition of Skinvisible Pharmaceuticals

We acquired all of the issued and outstanding shares of SVP from Roger Hocking in exchange for the payment to him of $200,000 in cash and 275,000 of our restricted common shares. The closing of the acquisition of SVP was completed on March 31, 1998. The SVP acquisition agreement is attached as an exhibit to our form 10SB filing with the Securities Exchange Commission. There was no affiliation between Hocking and us or any of our directors or officers prior to this purchase.

Manufacturing and Marketing License Agreement

On March 19, 1998, SVP entered into a Manufacturing and Marketing License Agreement with Jazor Laboratory Group, Inc. and Bruce Jezior. In this agreement, Jazor granted to SVP the exclusive right and license to manufacture, distribute, market and sell the products developed by Jazor. The products included a proprietary polymer base known as Jatex, and two products developed by Jazor using this polymer base, Viro Shield and Work Gluv. The licensed products also included any products superceding or replacing Viro Shield, Work Gluv or the polymer base, together with any modification to or products superceding Viro Shield, Work Gluv or the polymer base and any future products developed by Jazor using the polymer base.

In exchange for these rights, SVP agreed to pay Jazor a license fee of $50,000 and a royalty fee equal to the greater of $6,000 per month or 1.5% of the net revenues realized by SVP from the sales of the licensed products. There was no affiliation between Jazor or Jezior and us, SVP or any of our officers, directors, principals or shareholders prior to entering into the manufacturing agreement.

The manufacturing agreement provided that upon payment of aggregate royalty fees of $2,000,000 to Jazor, SVP would have no further obligations to make any additional royalty payments and would deliver to SVP all confidential information, including formulae, technical data, engineering specifications, and trade secrets necessary to enable SVP to manufacture all products independently of Jazor. On February 2, 1999, however, the parties entered into an amendment to this agreement in which Jazor released the process and technology information of the proprietary polymer to us early in exchange for our issuance of 500,000 restricted common shares at a deemed price of $2.00. In this amendment, Jazor also agreed to reduce the maximum amount of royalty fees payable from $2,000,000 to $1,000,000.

The manufacturing agreement and the February 2nd amendment are attached as exhibits to our form 10SB filing with the Securities and Exchange Commission.

History of Product Development

At the time of our acquisition of SVP, it manufactured and distributed two products that incorporated the proprietary polymer technology developed by Jazor. The products themselves were marketed under the names Viro Shield and Work Gluv and included the chemical Benzalkonium Chloride as the active ingredient. SVP manufactured and distributed Viro Shield and Work Gluv from 1997 to 1998. Sales of Viro Shield and Work Gluv were handled through dealers, with a focus on developing business with hospitals and emergency service providers, particularly in Florida. SVP experienced limited sales of Viro Shield and Work Gluv due, at least in part, to a lack of research and development support materials for its products and a limited amount of sales and marketing literature.

We recognized that the lack of documented research was an impediment to establishing the credibility necessary to achieve market acceptance. We, therefore undertook to: (1) examine the claims made on the existing two products and the proprietary Jatex polymers; (2) research whether better products could be made utilizing the proprietary Jatex polymers; and (3) conduct all necessary research and development trials for such new products.
We selected the active ingredient Triclosan as the basis for new product development and undertook ten months of clinical trials with six Federal Food and Drug Administration approved laboratories to obtain reports on the polymer products incorporating Triclosan
as the active ingredient.   This research and development effort
was completed on February 11, 1999.

Scientific Advisory Committee

We also formed a scientific advisory committee to advise our board of directors on the research and development of new products and on the scientific issues regarding our product claims. Our scientific advisory committee currently consists of Professor Christaan Barnard, M.D., Dr. Jim Roszell, Ph.D., Dr. Claude Paul, L.D.S., D.M.D. and Bruce Jezior. Dr. Barnard is a world renowned heart transplant specialist from South Africa who performed the world's first human heart transplant. Dr. Roszell is a chemist who works full time for us, and has experience in dealing with regulatory bodies such as the FDA. Bruce Jezior is the inventor of the proprietary Jatex polymers. Dr. Paul is a retired dental surgeon and periodontist who received his graduate and doctorate degrees from Geneva University in Switzerland.

Each member of the scientific advisory committee spends a small portion of their business time on committee business. We consult with members of the scientific advisory committee on an as needed basis generally to provide us with direction on the research and development of our products.

Members of the committee do not conduct any research or development activity for us. Research and development on our products is carried on through independent laboratories.

Our Products

We have been marketing our polymer based hand protection products under the trade name "Skinvisible" in five separate and distinct markets under five different brand names. All of our products incorporate Triclosan as the active ingredient and offer the same degree of protection from occupational hand disease. All of our products are identical in composition.

The five markets are as follows:

1.	Medical Market.  We have been marketing our products to the
medical and hospital industry using the brand name "Skinvisible - Medical Formula". In this market, our target purchasers have been hospitals, nursing homes, doctors, nurses, dentists, hygienists, fire departments, police ambulance and ancillary services. We have promoted our product in this market as an additional measure to prevent the transmission of disease, protect against harmful chemicals, protect from the rigors of extensive hand washing protocols and as a safe and effective alternative to protect people from latex contact which can cause allergic reactions in some users.

2.	Industrial Market.  We have been marketing our products to the industrial marketplace using the brand name "Skinvisible -
Industrial Formula".  In this market, our target purchasers have been mechanics, painters, auto-body workers, chemical handlers, construction trades, gardeners, mill workers and garbage/
sanitation workers.   We have promoted our product in this market
as a measure to protect the user's skin from exposure to harsh chemicals and skin irritants.

3.	Food Service Market.  We have been marketing our products to the food service marketplace using the brand name "Skinvisible - Food Service Formula". In this market, our target purchasers have been restaurants, hospitality services, food service and food processing companies. We have promoted our product in this market as a measure to prevent against the transmission of infectious pathogens and disease-causing bacteria associated with food products, handling and processing.

4.	Salon Market.  We have been marketing our products to the
salon marketplace using the brand name "Skinvisible - Salon Formula". In this market, our target purchasers have been hairdressers, nail technicians, beauticians, massage therapists and tanning salons as a measure to protect the user from exposure to disease transmission and exposure of the user's skin to harsh chemicals and skin irritants.

5.	Personal Market.  We have been marketing our products to the personal marketplace using the brand name "Skinvisible - Personal Formula". In this market, our target purchasers have been individual consumers for their personal use as a measure to protect the user from exposure to disease transmission resulting from day to day activities.


Our price for these products are presently the same for all brand name formulations. Our retail prices are as follows:

Product Size                  Price
------------                  -------
2 oz bottle                   $  8.50
4 oz bottle                   $ 11.10
8 oz bottle                   $ 16.70
16 oz bottle                  $ 27.60


Results of Research on our products

We have conducted research on our products internally and through independent laboratories. Research at independent laboratories generally follows our own internal research and development activities as a means of obtaining independent verification of the properties of our products.

Our research and development focus has been directed at analyzing the original antimicrobial lotion, validating its properties, researching new formulations, and conducting internal and external laboratory and clinical tests. Tests have found that our polymer technology:

(a)	achieves skin adherence by creating a molecular bond
      to the outer layer of the skin,
(b)	allows the skin to breathe,
(c)	maintains the skin's natural moisture, and
(d)	gradually deteriorates with the natural turnover of
      the outer layer of skin.

Because of its ability to adhere to the skin, the polymer acts as a delivery system for antimicrobial agents such as Triclosan by keeping it on the skin for longer periods of time.

We have contracted with six major independent U.S. laboratories, all FDA-recognized facilities for carrying out investigative studies on the product. The studies undertaken were directed at demonstrating: (1) the effective bonding of the polymer lotion to skin; (2) the imperviousness of the lotion to a significant number of noxious chemical agents; and (3) the effective antimicrobial action of the lotion to bacterial pathogens at the time of application and over a four hour period.

The results of these studies demonstrated our products adherence to the skin under practical user conditions, blockage of a broad range of noxious chemicals, and kill patterns to the broad spectrum of pathogens tested.

Manufacturing of our products

Our products are manufactured by SVP at our facility at 6320 S. Sandhill Road, Unit #10, Las Vegas, Nevada 89120. The manufacturing process consists of the manufacture of the polymer base and the addition of the active Triclosan ingredient. The manufacturing process starts with the combination of the base ingredients in accordance with the process prescribed by our proprietary formula. The combined ingredients are then heated to
critical temperatures, cooled and bottled.   Once manufactured, the
finished product is stored on site pending shipment.

We currently have the capacity to produce approximately 500 gallons of product per day.

The ingredients for our products are supplied by a number of different chemical manufacturers and can be purchased easily from alternate suppliers if the need arose. We do not have any long term contractual arrangements with any of our suppliers.

Marketing Efforts to Date

We originally commenced marketing of our products exclusively through a network marketing program known as the "Net/Direct, Dual Compensation Plan" through wholly owned subsidiaries. The Net/Direct Plan had been structured to provide various incentives to encourage independent businesses and individuals to sell and buy our products or to make customer referrals. The Net/Direct Plan contemplated that independent businesses and individuals would earn commissions off their own sales and the sales of others they brought into the marketing program.

We decided to abandon this network marketing program in June, 1999 and to market our products through a combination of distribution agreements and direct marketing efforts. As a result, we entered into an agreement with Aquastel Pacific Environmental Technology Limited of Hong Kong for the commercial sale and distribution of our products in Hong Kong, Taiwan, Singapore, Malaysia and
Thailand.   Under this agreement, we granted Aquastel exclusive
rights to these countries for a term of three years, subject to an eight month cancellation clause and subject to Aquastel meeting certain minimum purchase requirements. We cancelled this agreement consistent with this cancellation provision on October 5, 1999.

On July 28, 1999, we entered into an agreement with Essentially Yours Industries Corp. of Surrey, British Columbia, Canada in which we granted EYI exclusive distribution rights for our products in the retail marketplace within Canada and the United States. Additionally, we signed an agreement on the same date with EYI International Limited under similar terms and conditions for the exclusive distribution of our product line in the retail market within the fourteen countries EYI International presently operates.
 We cancelled both of these agreements and entered into new agreements with EYI for the sale of our polymer and a license agreement to use our anti-microbial formula.

To date, we have not received a significant volume of sales from any of these agreements.

Onyx Consulting Partnership Strategic Business Analysis

In December of 1999, we hired Onyx Consulting Partnership to evaluate our products and business operations and provide guidance in our sales and business efforts. Onyx began by doing an independent assessment of our products and research efforts, along with a review of the marketplace to identify current competitors.

As a result, Onyx recommended that we:

1.	Obtain and test samples of competitor's products to determine the similarities and differences with our product.

2.	Change the labeling of our products to comply with FDA
requirements.

3.	Re-position our product as a "hand sanitizer plus" under the
FDA's monograph for heath care personnel antiseptic hand wash.

4.	Accelerate our short-term product development and testing.

5.	Hire a national sales director to begin evaluating and
prioritizing sales activities.

We are currently evaluating these items and taking steps where appropriate.

Government Regulation

Our products are highly regulated by state and federal authorities, most notably the Federal Food and Drug Administration and the Federal Trade Commission.

We have been advised by our consultants that we are on an FDA list of companies that may be in violation of government product labeling requirements. As a result, we have made changes to our existing labels.

Competition

The market for hand care products is highly competitive, and there are currently a number of products in the marketplace that make claims similar to ours. In some cases, these products are offered by companies with established distribution channels and greater financial resources than ours, posing a strong competitive threat and creating a formidable barrier to our entry into the marketplace.

Given the potential for hand care protectants in the marketplace, it is anticipated that other products may be developed in the future by competitors with greater resources and established distribution channels that may be able to meet or exceed the benefit offered by our products and negatively effect our sales and market share.

Our key competitors who produce barrier products for occupational hand disease include the following:

Product                 Manufacturer
------------------      ---------------------------
Gloves in a Bottle      1998 Glovesina Bottle, Inc.
GloveCote               Fibre Glass-Evercote, Co., Inc.
Invisible Glove         Blue Magic, Inc.

The following companies currently manufacture products which are competitive with our products in the antimicrobial product market:

Product                 Manufacturer
------------------      ---------------------------
ViraShield              Genomic Actives, LLC
Dermal Defense          LMG Dermal Defense

Unique Skin             Unique Laboratories, Inc.
Bio-Safe                Bio-Safe Skin Products

The following company produces a polymer delivery technology that may be competitive with our polymer technology:

Product                 Manufacturer
------------------      ---------------------------
Penederm                Mylan Laboratories

Key Employees

We have 2 employees, including our President and SVP employs 9 individuals, including its President. All of our employees and the employees of SVP are full-time, except our Secretary/Treasurer
Howard Thomson.

Mr. Terry Howlett, our President, is paid a salary of $10,000 per month. We also reimburse Mr. Howlett for expenses incurred in connection with his duties as President.

Any growth in the number of employees will be largely dependent on the success of our sales efforts.

None of our employees or the employees of SVP are subject to collective bargaining agreements, nor have they been on strike, or threatened to strike, within the past three years.

Research and Development Expenditures

During the 1998 and 1999 fiscal years, we spent the following amounts on research and development activities:

Year Ended                       Year Ended
December 31, 1998                December 31, 1999

$384,550                         $ 68,228

As we were formed in 1998, we had no research and development expenditures from years prior to 1998.

Description Of Property

Our head office and administration activities are currently carried out on leased premises located at 6320 South Sandhill Road, Suite 10, Las Vegas, Nevada 89120. These premises are comprised of 6000 square feet of a mixed office and industrial facility, and are leased for a term of 4 years expiring on April 14, 2002. Our obligations under the lease for this property are $73,476 for the year 2000, $73,476 for the year 2001 and $24,492 for the period from January 1, 2002 to April 14, 2002.

Up until recently, we had leased 4000 square feet of office space at 3095 E. Patrick Lane, Suite 1,

Las Vegas, Nevada 89120. We recently, however, arranged with the owner of the building to get a complete release from our obligations on this lease.

We do not lease or own any personal property, however, SVP owns a number of items, including certain manufacturing equipment, computers, fax machines, office furniture and furnishings. SVP also leases a couple of telephone system.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

We currently intend to pursue the following plan of operations during the next six months:

1. 	We will be more closely examining the benefits and qualities of our proprietary polymer and its differences and similarities to products developed by our competitors.

2.	We will be pursuing private label arrangements with various
companies in the commercial, industrial, food service, medical and network marketing industries for the sale of our product.

3. 	We will be marketing our polymer to major corporations for use in their products.

4. 	We will be devising and revising our business plan to adopt to our finding in items 1 above.

5. 	We will continue research and development into new products
using our proprietary polymer technology.

We anticipate that we will spend approximately $750,000 over the next six month period in pursuing this plan of operations. Of this amount, we anticipates that $300,000 will be realized from operating revenues, after deduction of costs of goods sold, and existing cash reserves, and $450,000 will be raised by additional debt or equity financing.

We are presently undertaking a search for additional equity financing to cover these anticipated expenses and expected operational losses. However, we have not, as yet, formalized or entered into any such arrangements, and we can offer no assurance that such financing will be available when needed. Our failure to obtain such financing in a timely manner would have a significant negative effect on our future operations and may result in our being forced to cease operations.

Our actual expenditures and business plan may differ from that stated above. Our board of directors may decide not to pursue this plan, or may modify it based on available financing. We currently do not have any financing arrangements in place that would enable us to meet this plan of operations.

In the event we are not successful in obtaining any further debt or equity financing, we anticipate that we can sustain our business operations based on our current cash position and revenues for only a period of two to three months.

The above statements are forward-looking statements. Actual results of our plan of operations may differ materially. Factors that may cause the actual results or our actual plan of operations to vary include, among other things, decisions of our board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts and changes in the hand care business or general economic conditions.

The financial statements for 1999 which are a part of this document present our combined activities with those of our wholly owed subsidiaries.

Liquidity And Capital Resources

We had net losses of $2,884,651 for the year ended December 31, 1999 which was up more than double from $1,265,440 for the year ended December 31, 1998. The losses were funded by various financings and short term loans we obtained during the year. These loses can be attributed to the more than double increase in our operating expenditures and our failure to generate a significant number of sales. Our problems with making sales and generating sufficient revenues persists, but we have at least succeeded in reducing our operating costs over the past two months. Our loss per share was $.28, up from $.16 at the end of 1998.

We anticipate that losses will continue into the foreseeable future, most likely to a slower extent as operating costs have declined.

As of December 31, 1999, we had $898,458 in cash, which was up from $110,776 at the end of 1998. This result is largely do to the selling of 1,244,000 shares of common stock in the 4th quarter 1999 at a price of $2.25 per share. These shares were sold using the exemption from registration provided by Rule 506 of Regulation D of
the Securities Act of 1933.   We have applied these proceeds to the
payment of several current and long term obligations on our books, including the payment of an unsecured demand loan from Mr. Harold
C. Moll, a shareholder of the Company, in the amount of $725,762, after the end of 1999. As we continue to have problems with generating a sufficient amount of revenue to support operating costs, our cash accounts continue to decline.

Results Of Operations

Fiscal Year End1999 Compared With Fiscal Year End 1998

During 1999, our management received fees and salaries of $139,607.
 Of this our president received $120,000, and our secretary/treasurer received $19,607. Outside management consultants received a total of $547,804. These costs were largely associated with marketing, technical and investor relations consultants. Our management has recently taken steps to substantially reduce these costs along with others and thus expects such expenses to significantly decline during this fiscal year.

General and administrative expenses for 1999 were $2,164,814 compared to $649,300 for 1998. In 1999, we expended substantial amounts on expanding our operations including the hiring of key executives for growth and the growth of our physical plant. When our sales did not meet expectations, we took aggressive steps to reduce these expenses. We plan to maintain these costs at this reduced level for the foreseeable future.

Research and development expenses were $68,228 for 1999 compared to $384,550 for the same period in 1998. R&D cost were higher in 1998 due to the development and testing of our product during that time period. We anticipate that R&D expenses may increase slightly over the next year due to the development and testing of our new products and those of our competitors.

Depreciation and amortization expenses for 1999 were $53,189 compared to $8,858 for the same period in 1998. This increase was the result of our acquisition of a substantial amount of property and equipment during 1999. We do not anticipate the need to purchase any more equipment during this fiscal year.

Impact of the Year 2000 Issue

The "Year 2000 problem" arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs were not expected to properly recognize a year that begins with "20" instead of the familiar "19". Many experts believed that if not corrected this problem would lead to widespread computer failures. Since the turn of the century, however, we have not experienced any adverse effects of this Year 2000 problem.

                           MANAGEMENT

The following are the names of our officers and directors, their present positions, and some brief information about their background.

Skinvisible, Inc.

Name                         Age          Offices Held
----                         ---          ------------
Terry Howlett                 52          Director, President
Howard Thompson               52          Secretary, Treasurer, Director
Jerry Hodge                   55          Director
Anthony St. John              42          Director
Jost Steinbruchel             59          Director

Skinvisible Pharmaceuticals, Inc.

Name                         Age          Offices Held
----                         ---          ------------
Terry Howlett                 52          Director, President, & Secretary
Jerry Hodge                   55          Director

Mr. Terry H. Howlett (Age 52), President & Director. Mr. Howlett has a diversified background in market initialization and development, sales and venture capital financing for emerging growth companies.
He has held senior management, marketing and sales positions with various companies, including the Canadian Federation of Independent Business, Family Life Insurance, and Avacare of Canada and founded Presley Laboratories, Inc. which marketed cosmetic and hand care products on a direct sales basis. For the ten years prior to becoming President of the Company, Mr. Howlett was the

President and CEO of Voice-it Solutions, Inc., a publicly traded company on the Vancouver Stock exchange that made voice response software for order entry systems.

Mr. Howard Thomson (Age 52), Director, Treasurer and Secretary. Mr. Thomson has recently retired after 17 years in senior management positions with the Bank of Montreal, including 5 years as Branch Manager, 4 years as Regional Marketing Manager and 5 years as Senior Private Banker. He previously resided in London, England and was employed by the National Westminster Bank for 13 years.

M. Jerry Hodge (Age 55), Director. For over the past five years, Mr. Hodge has been the President & CEO of Hospitality Network, the largest provider of in-room video entertainment to the hotel/casino industry, and has professional management expertise in the areas of business development, finance, operations, and corporate strategic planning.

Anthony St. John (Age 42), Director. Lord Anthony St. John has been a member of the House of Lords in England since 1978. In 1998, he was appointed Extra Lord-in-Waiting to her Majesty the Queen. He has been a consultant to Merrill Lynch International since 1991 and serves as a Director on other publicly traded companies. Since graduating with a law degree in 1979 from Capetown, South Africa, Lord St. John has spent a number of years in the commercial field as auditor and legal counsel for international companies.

Jost Steinbruchel (Age 59), Director. Since 1984, Mr. Steinbruchel has operated his own company in Geneva Switzerland specializing in financial engineering in international trade throughout a wide network of banking relations, principally in Europe, China, Australia and Africa. Previously, he spent 20 years of his professional career as an executive in international banking with Lloyds of London, Citicorp and Credit Suisse. Mr. Steinbruchel has a law degree from Sorboure, Paris.

Terms of Office

Our directors are appointed for one year terms to hold office until the next annual general meeting of the stockholders or until removed from office in accordance with our by-laws. Officers are appointed by our board of directors and hold office until removed by the board.


Executive Compensation

The following table sets forth certain information as to our five highest paid executive officers and directors for the fiscal year ended December 31, 1999.

-----------------------------------------------------------------------
Name and principal position                         Salary
-----------------------------------------------------------------------
Terry Howlett, Director, President              $  120,000
Howard Thomson, Director, Sec/Treas.            $   19,607
Anthony St. John, Director                      $   11,000

Jost Steinbruchel, Director                     $   11,000
Jerry Hodge, Director                           $   12,000
                                                ----------

Aggregate of the five Highest Paid
Officers and Directors                          $  173,607
-----------------------------------------------------------------------
In addition, certain of the officers are provided an automobile allowance for use of their vehicles for company business and have and/or will receive stock options to purchase our shares.

Our executive officers and directors received cash compensation of $173,607, in the aggregate, for services rendered in fiscal year
1999.

In 1999, we paid a fee of $1,000 per month to our directors, other than Terry Howlett, in consideration for each director acting as a director of the company. This compensation was cancelled by resolution of the board on January 1, 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 29, 1999, the beneficial ownership of our common stock by each person known by us to beneficially own more than 10% of the outstanding common stock and by our officers and directors individually and as a group. Except as otherwise indicated, all shares are owned directly.

Name and address      Amount of             Percent
Title of class        of beneficial owner   beneficial ownership   of class(1)
----------------      -------------------   --------------------   -----------
Common                Terry Howlett         1,000,000                8.57%
Director, President

Common                Howard Thomson          156,000                1.34%
Director, Sec./Treas.

Common                Anthony St. John        150,000                1.29%
Director

Common                Jost Steinbruchel       300,000                2.57%
Director

Common                Jerry Hodge             150,000                1.29%
Director

Common                All Officers and
                      Directors as a        1,756,000               15.05%
                      Group ( 5 persons)
-------
(1) Based on 11,670,333 shares issued and outstanding on February
29, 2000.

The following table shows the issued and outstanding stock options held by our officers and directors, and by each person known by us to beneficially own more than 10% of our common stock as of February 29, 2000. Each of the following options was granted by the Company on January 8, 1999.


Name             Exercise Price       No. of Options      Term of Option
-------------    --------------       --------------      --------------
Terry Howlett        $1.65                   300,000         5 years
Jerry Hodge          $1.50                    50,000         5 years
Howard Thomson       $1.50                    50,000         5 years
Anthony St. John     $1.50                    50,000         5 years
Jost Steinbruchel    $1.50                    50,000         5 years

Options

Our board of directors and shareholders have approved an incentive stock option plan. We have granted options to purchase 300,000 shares of our common stock to Mr. Terry Howlett, a director and the president of the company, exercisable at a price of $1.65 per share effective January 8, 1999. We have also granted options to purchase 380,167 shares of common stock to other officers, directors, employees and consultants exercisable at a price of $1.50 per share effective January 8, 1999, and options to purchase 612,000 shares at prices ranging from $2.50 to $4.00 per share.

Public Market

Our shares are currently trading on the OTC Bulletin Board under the stock symbol SKVI. On February 29, 2000, the closing sale price of the common stock was $2.69 per share.

Registration Rights

The selling shareholders have the right to require us to register their common shares with the US Securities and Exchange Commission.
  These rights are evidenced by a registration rights agreement and is the sole reason for our filing of this S-1 registration statement on behalf of the selling shareholders. The registration rights agreement provides, in part, that we are obligated to register all the warrant shares issued to investors on account of their investment, along with all of the shares sold.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

None of the following persons has any direct or indirect material interest in any transaction to which we are a party since the incorporation of the Company in March, 1998, or in any proposed transaction to which the Company is proposed to be a party:

(A)	any director or officer;

(B)	any proposed nominee for election as a director;

(C)	any person who beneficially owns, directly or indirectly,
shares carrying more than 10% of the voting rights attached to our common stock; or

(D)	any relative or spouse of any of the foregoing persons, or
any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary.

Our policy regarding related transactions requires that any director or officer who has an interest in any transaction disclose the presence and the nature of the interest to the board of directors prior to any approval of the transaction by the board of
directors.   The transaction may then be approved by a majority of
the disinterested directors, provided that an interested director may be counted in determining the presence of a quorum at the meeting of the board of directors to approve the transaction. Our policy regarding compensation for directors and officers is that the board of directors may, without regard to personal interest, establish the compensation of directors for services in any capacity.

                            Annual Compensation Table

                 Annual Compensation      	   Long Term Compensation
                 -------------------               ----------------------

                                          Other                            All
                                          Annual                           Other
                                          Com-                             Com-
                                          pen-   Restricted                pen-
                                          sa-    Stock  Options/*  LTIP    sa-
Name        Title	   Year Salary    Bonus tion   Awarded SARs (#)payouts($)tion
----        -----    ---- ------    ----- ------ ------- ------- --------- ----
Terry
Howlett President    1999 $120,000  $   0 $10,785    0   300,000     0       0
        Director

Howard  Secretary    1999 $ 19,607  $   0       0    0    50,000     0       0
Thomson Treasurer
        Director

Jerry
Hodge   Director     1999 $ 12,000  $   0       0    0    50,000     0       0

Anthony Director     1999 $ 11,000  $   0       0    0    50,000     0       0
St.John

Jost    Director     1999 $ 11,000  $   0       0    0    50,000     0       0
Steinbruchel

                         LEGAL MATTERS

We are not a party to any material legal proceedings and to our knowledge, no such proceedings are threatened or contemplated.

                            EXPERTS

Our consolidated balance sheet as of December 31, 1999 and our consolidated statements of operations, stockholders' equity and cash flows and the financial statement schedule for the years ended December 31, 1999, appearing in this prospectus and registration statement, have been audited by Sarna & Company, independent auditors, as described in their report appearing elsewhere in this document, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities and Exchange Act of 1934, and as a result we file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Skinvisible, Inc. at the address http://www.sec.gov.

We have filed with the Securities Exchange Commission a registration statement on Form S-1, under the Securities Act of 1933, with respect to the offered common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information provided in the registration statement, certain parts of which are omitted in compliance with the rules and regulations of the Commission. Copies of the registration statement, including all exhibits, may be obtained from the Commission's principal office in Washington D.C. upon payment of a fee or may be examined without charge at the offices of the Commission as described above.

                    INDEX TO FINANCIAL STATEMENTS

The Company's audited Financial Statements, as described below, are attached hereto.

1.	Audited Consolidated Financial Statements for the periods
ending December 31, 1999 and 1998, including:

(a)	Independent Auditors' Report;

(b)	Consolidated Balance Sheet;

(c)	Consolidated Statement of Operations and Accumulated Equity;

(d)	Consolidated Statement of Changes in Stockholders' Equity;

(e)	Consolidated Statement of Cash Flows;

(f)	Notes to Consolidated Financial Statements;

(g)	Supplemental Statements.

2.	Consent by Auditor to use of Audited Financial Statements

                        SKINVISIBLE, INC.
                        AND SUBSIDIARIES

                CONSOLIDATED FINANCIAL STATEMENTS

                   DECEMBER 31, 1999 AND 1998
                              WITH
              INDEPENDENT AUDITOR'S REPORT THEREON

           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
           ------------------------------------------


                                                      Page
                                                      ----

Independent Auditor's Report . . . . . . . . . . . . . . 1

Consolidated Financial Statements:

   Consolidated Balance Sheet. . . . . . . . . . . . . . 2

   Consolidated Statement of Operations
    and Accumulated Equity  . . . . . . . . . . . . . . .3

   Consolidated Statement of Changes in
     Stockholders' Equity. . . . . . . . . . . . . . . . 4

   Consolidated Statement of Cash Flows. . . . . . . . . 5

   Notes to Consolidated Financial Statements. . . . . . 6-10

Supplemental Statements:

   Consolidated Statement of Operating
      Expenses . . . . . . . . . . . . . . . . . . . . . 12

                 INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Skinvisible, Inc.

We have audited the accompanying consolidated balance sheet of Skinvisible, Inc., and subsidiary, a development stage company, as of December 31, 1999 and the related consolidated statements of operations and accumulated deficit, changes in stockholders' deficit, and statement of cash flows for the year then ended. These consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Skinvisible, Inc. and subsidiary as of December 31, 1999, and the results of their operations, changes in stockholders' deficit and cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.
Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental consolidated statement of operating expenses and proforma consolidated balance sheet, statement of operations and accumulated deficit, and statement of operating expenses are presented for the purposes of additional analysis and are not a required part of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Sarna & Company
Westlake Village, California
February 15, 2000

               SKINVISIBLE, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
                    CONSOLIDATED BALANCE SHEET


                             ASSETS                        December 31
                                                           -----------
                                                         1999       1998
                                                       -----------------


Current Assets
  Cash                                              $ 898,458  $ 110,776
  Accounts Receivable                                   7,456      4,415
  Inventory                                           149,150     47,530
  Prepaid License Fee                                  50,000     50,000
  Advances                                                  0      - 0 -
                                                    ---------  ---------
    Total Current Assets                            1,105,064    212,721
Property and Equipment
  Furniture and Equipment                             135,627     85,894
  Laboratory Build-Out                                286,922     38,126
                                                   ----------  ---------
    Total Property and Equipment                      422,549    124,020
    Less Accumulated Depreciation                     <59,558>    <8,858>
                                                   ----------  ---------
     Net Property and Equipment                       362,991    115,162
Other Assets - Exclusive Distribution Rights          200,000    200,000
             - Prepaid Royalty                      1,000,000      - 0 -
             - Deposits                                 5,511      - 0 -
                                                    ---------  ---------

TOTAL ASSETS                                       $2,673,566  $ 527,883
                                                   ==========  =========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts Payable
    and Accrued Expenses                           $  102,695  $ 123,723
  Loan Payable                                        725,762    725,000
                                                  -----------  ---------
    Total Current Liabilities                         828,457    848,723
Stockholders' Equity
  Common Stock, $0.001 par value
    100,000,000 shares authorized,
    11,453,000 and 8,200,000 shares issued             11,453      8,200
  Additional paid in capital                        5,983,747    936,400
  Accumulated Deficit                              <4,150,091><1,265,440>
                                                   ----------  ---------
    Total Stockholders' Equity                      1,845,109   <320,840>
                                                   ----------  ---------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                             $2,673,566  $ 527,883
                                                   ==========  =========



         See Notes to Consolidated Financial Statements

                SKINVISIBLE, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
   CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT


                                                          YEAR ENDED
                                                         DECEMBER 31
                                                       1999       1998
                                                    -------------------

Revenues                                        $   169,013   $  12,269

Cost of Sales
  Beginning Inventory                                47,530       - 0 -
  Purchases                                         181,642      51,531
                                                  ---------   ---------
    Total Available                                 229,172      51,531
  Less:  Ending Inventory                          <149,150>    <47,530>
         Sample Distribution                          - 0 -       - 0 -
                                                  ---------   ---------
Total Cost of Sales                                 <80,022>     <4,001>
                                                  ---------   ---------

Gross Profit                                         88,991       8,268

Operating Expenses                               <2,973,642> <1,265,440>
                                                  ---------   ---------

Loss Before Provision for
  Income Taxes                                   <2,884,651> <1,273,708>

Provision for Income Taxes                               <0>         <0>
                                                  ---------   ---------

Net Loss                                         <2,884,651> <1,265,440>

Accumulated Deficit, Beginning
  of Year                                        <1,265,440>         <0>
                                                -----------   ---------

Accumulated Deficit, End of Year                $<4,150,091>$<1,265,440>
                                                ===========   =========

Net Loss per Share                              $      <.28>$      <.16>
                                                =========== ===========

Weighted Average Shares Outstanding              10,295,917   7,891,300
                                                ===========   =========



            See Notes to Consolidated Financial Statements
                                3

                SKINVISIBLE, INC. AND SUBSIDIARIES
                   (A DEVELOPMENT STAGE COMPANY)
   CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                          YEAR ENDED
                                                         DECEMBER 31
                                                       1999       1998
                                                    -------------------

Shares of Common Stock Issued:
  Beginning Balance                                 8,200,000      - 0 -
    Issuance Pursuant to:
       Stock Offering                               2,744,000  8,200,000
       Royalty Payment Agreement                      500,000      - 0 -
       Stock Option Plan                                9,000      - 0 -
                                                   ----------  ---------

  Ending Balance                                   11,453,000  8,200,000
                                                   ==========  =========


Common Stock Par Value
  Beginning Balance                                $    8,200  $   - 0 -
    Issuance Pursuant to:
       Stock Offering                                   2,744      8,200
       Royalty Payment Agreement                          500      - 0 -
       Stock Option Plan                                    9      - 0 -
                                                   ----------  ---------
  Ending Balance                                       11,453      8,200
                                                   ----------  ---------

Additional Paid in Capital
  Beginning Balance                                   936,400      - 0 -
    Issuance Pursuant to:
       Stock Offering                               4,034,356    936,400
       Royalty Payment Agreement                      999,500      - 0 -
       Stock Option Plan                               13,491      - 0 -
                                                   ----------  ---------
  Ending Balance                                    5,983,747    936,400
                                                   ----------  ---------


Accumulate Deficit
  Beginning Balance                                <1,265,440>     - 0 -
  Net Loss                                         <2,884,651><1,265,440>
                                                    ---------  ---------
  Ending Balance                                   <4,150,091><1,265,440>
                                                    ---------  ---------
Total Stockholders' Equity                         $1,845,109  $ 320,840
                                                   ==========  =========


           See Notes to Consolidated Financial Statements
                                4

               SKINVISIBLE, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
              CONSOLIDATED STATEMENT OF CASH FLOWS

                                                          YEAR ENDED
                                                         DECEMBER 31
                                                       1999       1998
                                                    -------------------

Cash Flows from Operating Activities:

   Net Loss                                    $ <2,884,651>$<1,265,440>
   Adjustments to Reconcile Net Income to
     Net Cash Provided by Operating Activities
       Depreciation                                  53,189       8,858
         <Increase> Decrease in:
           Accounts Receivable                       <3,041>     <4,415>
           Inventory                               <101,620>    <47,530>
		 Advances                                  <620>      - 0 -
		 Other Assets - Prepaid Royalty      <1,000,000>      - 0 -
                        - Distribution Rights         - 0 -    <200,000>
                        - Deposits                   <5,511>      - 0 -
                        - Prepaid Licensing Fee       - 0 -     <50,000>
           Increase <Decrease> in:
           Accounts Payable and
             Accrued Expenses                        21,028     123,723
                                                  ---------   ---------

     Net Cash Used by Operating Activities       <3,963,282> <1,434,804>

Cash Flows from Investing Activities:

   Purchases of Property and Equipment             <298,529>   <124,020>
                                                  ---------   ---------

     Net Cash Used by Investing Activities         <298,529>   <124,020>

Cash Flows from Financing Activities:

   Payment of Loan Principal                           <598>    725,000
   Net Proceeds from the Issuance of
     Common Stock                                 5,050,091     944,600
                                                  ---------   ---------

     Net Cash Provided by Financing Activities    5,049,493   1,669,600
                                                  ---------   ---------

Net Increase <Decrease> in Cash                     787,682     110,776

Cash at Beginning of Period                         110,776       - 0 -
                                                  ---------   ---------

Cash at End of Period                             $ 898,458   $ 110,776
                                                  =========   =========

Supplemental Disclosure:
   Interest Paid                                  $ 114,661       - 0 -
                                                  =========   =========


          See Notes to Consolidated Financial Statements
                               5

              SKINVISIBLE, INC. AND SUBSIDIARIES
                 (A DEVELOPMENT STAGE COMPANY)
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

General
-------

Skinvisible, Inc. (formerly Microbial Solutions, Inc.) was incorporated on March 6, 1998 in the state of Nevada. Skinvisible, Inc. immediately acquired 100% ownership of Skinvisible Pharmaceutical, Inc. (formerly Manloe Labs, Inc.) also a Nevada corporation.

Skinvisible, Inc. and its subsidiaries, (collectively referred to as the "Company" or "SKVI") develops and sells various licensed anti-bacterial and anti-viral protectants and formulations to numerous industries. The Company maintains manufacturing, executive and sales offices at Las Vegas, Nevada.

Name Change
-----------

On February 26, 1999, the company completed the legal process of changing its name from Microbial Solutions, Inc. to Skinvisible, Inc. The subsidiaries name of Manloe Labs, Inc. was also changed on February 26, 1999 to Skinvisible Pharmaceutical, Inc.

During 1999, the Company formed subsidiaries titled Skinvisible
International, Inc. and Skinvisible Canada to encompass Canadian and other international ventures.

Basis of Presentation
---------------------

The consolidated financial statements include the accounts of Skinvisible, Inc. and it's subsidiaries, Skinvisible Pharmaceutical, Inc., Skinvisible International, Inc., and Skinvisible Canada. All material intercompany balances have been eliminated.
The Company reports revenue and expenses using the accrual method of accounting for financial and tax reporting purposes. The Company records registration fee income from its multi-level marketing associates ratably over an estimated useful benefit period. All reported amounts are in US dollars.

                SKINVISIBLE, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
---------------------------------------------------------------

Use of Estimates
----------------

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Development Stage Company
-------------------------

SKVI meets the guidelines of SFAS No. 7 and as such is classified as a development stage company.

Pro Forma Compensation Expense
------------------------------

SKVI accounts for costs of stock-based compensation in accordance with APB No. 25, "Accounting for Stock Based Compensation" instead of the fair value based method in SFAS No. 123. Stock options issued by SKVI carry exercise prices in excess of prices that shares can currently be purchased for. Management feels that the exercise of any substantial amount of options is unlikely until the company emerges from its development stage.
Accordingly, no pro forma compensation expense is reported in these financial statements with the exception of the expense recorded on the exercise of options on 9000 shares during the period ended September 30, 1999.

Inventories
-----------

Inventories are accounted for on an average cost basis. Inventory at any given time consists of raw materials and products and packaging held for resale.

Property and Equipment
----------------------

Property and equipment are stated at historical cost.

                SKINVISIBLE, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Depreciation, Amortization and Capitalization
---------------------------------------------

The Company records depreciation and amortization using both straight-line and declining balance methods over the estimated useful life of the assets (five to seven years).

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, major renewals and replacements that increase the property's useful life are capitalized. Property sold or retired, together with the related accumulated depreciation, is removed from the appropriate accounts and the resultant gain or loss is included in net income.

Income Taxes
------------

The company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under Statement 109, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between basis used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.

Fair Value of Financial Instruments
-----------------------------------

Financial accounting Standards Statement No. 107, "Disclosures About Fair Value of Financial Instruments", requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The Company's financial instruments consist primarily of cash and certain investments.

Per Share Information
---------------------

The Company computes per share information by dividing the net loss for the period presented by the weighted average number of shares outstanding during such period. The effect of common stock equivalents would be antidilutive and is not included in net loss per share calculations.

               SKINVISIBLE, INC. AND SUBSIDIARIES
                 (A DEVELOPMENT STAGE COMPANY)
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
---------------------------------------------------------------

Year 2000 Compliance
--------------------

The Year 2000 issue is the result of computer programs having been written using two digits (rather than four) to define years. Computers or other equipment with date-sensitive software may recognize "00" as 1900 rather than 2000. This could result in system failure or miscalculations. If the Company or significant customers, suppliers, or other third parties fail to correct Year 2000 issues, the Company's ability to operate could be affected.

The following disclosure is pursuant to the Year 2000 Readiness and Disclosure Act.

The Company's Year 2000 program is designed to minimize the possibility of Year 2000 interruptions. Any such interruption may have a material adverse impact on the Company's future operating results. In 1999, the Company established procedures to identify and assess systems and processes vulnerable to Year 2000 problems. The Company also developed procedures to monitor levels of compliance within its stated goals of compliance. In each area of vulnerability, various testing and readiness methodologies are being used to identify and correct suspect systems, processes or supplier interfaces. The Company has met its Year 2000 compliance goals prior to the end of 1999.

Recently Issued Accounting Pronouncements
-----------------------------------------

Recently issued accounting pronouncements will have no significant impact on the Company and its reporting methods.

NOTE 2 - PROVISION FOR INCOME TAXES
-----------------------------------

The provision for income taxes for the periods ended December 31, 1999 and 1998 represents the minimum state income tax expense of the Company, which is not considered significant.

NOTE 3 - LOAN PAYABLE
---------------------

Loan payable at December 31, 1999 consists of monies advanced as a short term operating loan. This loan is unsecured and bears interest at the rate of 10% per annum.

                SKINVISIBLE, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - COMMITMENTS AND CONTINGENCIES
--------------------------------------

Operating Leases
----------------

The company leases 8556 square feet of manufacturing and office space under a noncancelable operating lease. This operating lease terminates on April 14, 2002. In connection with the lease arrangement, the Company is obligated to make rental payments of $6123 per month with annual increases of 3%.

Future annual minimum rental commitments are as follows:

                        Year
                        ----
				2000    $ 73,476
                        2001    $ 73,476
                        2002    $ 24,492

Litigation
----------

The Company is not presently involved in any litigation.

Licensing, Royalty and Consulting Agreements
--------------------------------------------

The Company has currently entered into, and will continue to enter into, product licensing, royalty and consulting agreements that the Company's board of directors determine will enhance the Company's ability to market innovative products in a competitive field.

Note 4 - COMMITMENTS AND CONTINGENCIES (CONTINUED)
--------------------------------------------------

At December 31, 1999, the company has future royalty payment commitments totaling approximately $1,000,000.

NOTE 5 - STOCK OPTIONS
----------------------

During the period ended December 31, 1999 the company issued stock options with exercise prices ranging from $1.50 to $4.00 per share, as incentives for employee and consultant performance. Options on 1,323,500 shares of common stock were outstanding at December 31, 1999. The exercise of any or all of these options would cause reported losses per share to decrease.

NOTE 6 - SUBSEQUENT EVENT
-------------------------

Subsequent to December 31, 1999 the company consolidated office space as a result of reducing its network marketing efforts. Current lease commitments are as reflected in footnote number four.

                     SUPPLEMENTAL INFORMATION

                SKINVISIBLE, INC. AND SUBSIDIARIES
                  (A DEVELOPMENT STAGE COMPANY)
           CONSOLIDATED STATEMENT OF OPERATING EXPENSES



                                                          YEAR ENDED
                                                         DECEMBER 31
                                                       1999       1998
                                                    -------------------

Operating Expenses
  Advertising                                      $119,205   $ 94,918
  Automobile Expense                                 41,957      - 0 -
  Bad Debt Expense                                    2,946      - 0 -
  Bank Charges                                        2,128      1,217
  Consulting - Investor Relations                   157,959      - 0 -
  Consulting - Sales                                169,683      5,000
  Consulting - Technical                            105,162     17,000
  Data Processing                                    41,423      1,434
  Depreciation                                       53,189      8,858
  Director Fees                                      46,000      - 0 -
  Discounts - Credit Cards                              646      - 0 -
  Donations                                           1,075      - 0 -
  Dues and Subscriptions                             11,285      2,347
  Equipment Leases                                    - 0 -     28,802
  Expenses - Canadian Operations                     41,942     16,778
  Insurance                                          60,676     21,330
  Interest                                          114,661      - 0 -
  Janitorial                                          4,185      - 0 -
  Office Expenses                                    31,316     34,161
  Outside Labor                                       5,436        696
  Lab Expenses                                       17,615      - 0 -
  Management Fees                                   182,607    209,000
  Meals & Entertainment                              58,381      - 0 -
  Payroll Taxes                                      54,945     43,744
  Postage and Freight Out                            24,563      6,816
  Printing                                           43,822     12,354
  Professional Fees                                 240,990     74,913
  Rent                                              137,106     45,305
  Repair & Maintenance                                2,085      - 0 -
  Research and Development                           68,228    384,550
  Royalties                                          72,000     48,000
  Security                                            2,190      1,653
  Tax & License                                       4,492      6,611
  Telephone                                          56,491     11,354
  Trade Show Expenses                                 6,472     23,666
  Travel                                            282,873      - 0 -
  Utilities                                           7,606      2,527
  Wages                                             698,695    170,674
  Warehouse Expense                                   1,607      - 0 -
                                                -----------  ---------

Total Operating Expenses                         $2,973,642 $1,273,708
                                                =========== ==========

          See Notes to Consolidated Financial Statements
                               12

SARNA & COMPANY
Certified Public Accountants


310 N. Westlake Boulevard
Suite 270


Westlake Village, California 91362

805-371-8900
Fax 805-379-0140


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our audit report dated February 15, 2000, on the financial statements of Skinvisible, Inc. ("the Company") for the period ended
December 31, 1999 in the Company's Form S-1 registration statement to be filed with the United States Securities
Exchange Commission. We also consent to the application of such report to the financial information in the Form S-1, when such financial information is read in conjunction with the financial statements referred to in our report.

/s/ Sarna & Company

Sarna & Company
Certified Public Accountants
Westlake Village, California
March 14,2000

                              PART II

              INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Securities and Exchange Commission registration fee          $   1,587
Accounting fees and expenses                                    20,000
Legal fees and expenses                                         30,000
Blue Sky fees and expenses                                       2,000
Miscellaneous                                                   20,000
                                                             ---------
Total                                                        $  73,587
                                                             =========
----------------------------------------------------------------------
* All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the selling shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided under the Nevada Revised Statutes and our bylaws.

Unless specifically limited by a corporation's articles of incorporation, the Nevada Revised Statutes automatically provides directors with immunity from monetary liabilities. Our articles of incorporation do not contain any such limiting language. Excepted from this immunity are:

(i)	a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;
(ii)	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no
reasonable cause to believe that his or her conduct was
unlawful;
(iii)	a transaction from which the director derived an improper
personal profit; and
(iv)	willful misconduct.

The bylaws of the company provide that we will indemnify our directors and officers to the fullest extent not prohibited by the Nevada Revised Statutes; provided, however, that we may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that we are not be required to indemnify any director or officer in connection with any proceeding initiated by such person unless: (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the corporation under the Nevada Revised Statutes, or (iv) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at our request as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following a request therefor, all expenses incurred by the director or officer in connection in such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that he was not entitled to be indemnified.

Our bylaws provide that no advance shall be made by the company to an officer (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (i) by a majority vote of the board of directors by a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

We completed the issuance of 5,225,000 shares of the Company's common stock to eighteen (18) persons at a deemed price of $0.001 per share on March 20, 1998 pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act") for services in connection with the formation of the our business. All shares were issued to persons who were close friends and business associates of Mr. Terry Howlett, the sole director and officer of the Company as of March 20, 1998. Each shareholder provided services in connection with identifying, reviewing and evaluating a business opportunity of the company and negotiating the acquisition of our business. Each shareholder was either a sophisticated investor or an accredited investor. Each shareholder was given the opportunity to review the information available to the company on SVP and its antimicrobial hand lotion business prior to our agreement to acquire SVP. All shares issued to the shareholders were "restricted securities", as defined in the Securities Act of 1933.

We completed the issuance of 275,000 shares of common stock to Mr. Roger Hocking on March 27, 1998 pursuant to Section 4(2) of the1933 Act. The shares were issued to Mr. Hocking in consideration of the acquisition of SVP. All shares issued to Mr. Hocking were "restricted securities", as defined in the 1933 Act.

We completed an offering of 2,000,000 common shares at a price of $0.15 per share on April 30, 1998 to a total of 11 investors. The offering was completed pursuant to Rule 504 of Regulation D of the 1933 Act.

We completed an offering of 700,000 common shares at a price of $1.00 per share on May 29, 1998 to a total of 56 investors pursuant to Rule 504 of Regulation D of the 1933 Act. The Company paid commissions totaling $50,000 to three parties in connection with the completion of this offering: ISG Capital Markets of Frankfurt, Germany, Hartford Securities of Grand Cayman, British West Indies and Jost Steinbruchel of Geneva, Switzerland.

We completed an offering of 1,500,000 common shares at a price of $1.00 per share on March 8,

1999 to a total of four accredited investors pursuant to Rule 506 of Regulation D of the 1933 Act. All shares issued pursuant to this offering were "restricted securities", as defined in the 1933 Act.

We completed the issuance of 500,000 shares of common stock to Mr. Bruce Jezior on February 2, 1999 pursuant to Section 4(2) of the1933 Act. The shares were issued to Mr. Jezior upon execution
of the amendment to the manufacturing agreement .   See Item 6.
"Description of Business - Manufacturing and Marketing License Agreement". All shares issued to Mr. Jezior were "restricted securities", as defined in the 1933 Act.

As of February 29, 2000, we had issued a total of 20,333 shares of common stock to 6 employees and consultants upon the exercise of their stock options granted pursuant to the company's incentive employee stock option plan. These shares were issued at a price of $1.50 to $2.50 per share, for a total purchase price of $41,749.50.
 In addition, subsequent to February 29th, we issued an additional 21,000 shares to one employee upon the exercise of his stock options at a total purchase price of $27,250. The shares were issued pursuant to the exemption from registration provided by Rule 701 under the Securities Act of the1933 and were marked as restricted when issued. Since becoming a reporting company, we have filed a registration statement using form S-8 to register these shares for resale.

We completed an offering of 1,450,000 common shares at a price of $2.25 per share on February 8, 2000 to a total of 57 accredited investors pursuant to Rule 506 of Regulation D of the 1933 Act. All shares issued pursuant to this offering were "restricted securities", as defined in the 1933 Act. We also issued out warrants for the purchase of 1,087,500 shares of common stock in this offering.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER             DESCRIPTION
------------       --------------------

3.1                Articles of Incorporation*
3.2                Amendments to Articles of Incorporation: 3-19-98 & 2-26-99*
3.3                Bylaws*
4.1                Stock Option Plan dated January 8, 1999**
5.1                Opinion of Michael A. Cane, Esq. with consent to use
10.1               Registration Rights Agreement
10.2               Stock Purchase Warrant Form
10.3               Manufacturing and Marketing License Agreement*
10.4               Letter  Agreement Modifying the Manufacturing and
                   Marketing License Agreement*
10.5               Acquisition Agreement of Manloe Labs*
10.6               Letter Agreement Amending the Agreement for
                   Acquisition of Manloe Labs*
-------------
* Incorporated by reference from our registration statement on Form
10-SB12G originally filed with the commission on 4-30-99 and as amended on 11-8-99 (File No. 0-25911)
** Incorporated by reference from our registration statement on Form S-8 filed with the commission on 12-15-99 (File No. 333-92775)

ITEM 17. UNDERTAKING.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized on March 17, 2000.

      /s/ Terry Howlett
By:   __________________________________
      TERRY HOWLETT Director, President
      and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities noted, have signed this registration statement on March 17, 2000.

SIGNATURE                                 CAPACITY IN WHICH SIGNED


/s/ Jerry Hodge                           Director
-------------------------------------
JERRY HODGE


/s/ Lord Anthony St. John
-------------------------------------     Director
LORD ANTHONY ST. JOHN



/s/ Jost Steinbruchel                     Director
-------------------------------------
JOST STEINBRUCHEL



/s/ Howard Thomson                        Director, Secretary, Treasurer
-------------------------------------     and Chief Financial Officer
HOWARD THOMSON